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Exhibit 10.23

WELLPOINT HEALTH NETWORKS INC.
OFFICER SEVERANCE PLAN
(as adopted December 4, 2001)

        This WellPoint Health Networks Inc. Officer Severance Plan (the "Plan") is designed to provide each officer of WellPoint Health Networks Inc. ("WellPoint" or the "Company") and/or its affiliates with certain benefits in the event that such officer is involuntarily terminated from employment from WellPoint or one of its affiliates. Except to the extent provided herein, the Plan replaces any similar plan previously in effect as of the date of adoption providing for monetary or other compensation to any officer in the event that such officer is involuntarily terminated from employment with WellPoint or one of its affiliates.

ARTICLE I
DEFINITIONS

        Unless otherwise indicated, capitalized terms used herein shall have the following meaning:

        "Affiliate" means an entity that is linked to WellPoint by a 51% or greater chain of ownership. For this purpose, ownership is determined by applying the principles of Section 414 of the Code and by substituting a 51% control test for an 80% control test.

        "Affiliated Group" means WellPoint and all of its Affiliates.

        "Base Salary" means a participant's highest annual rate of base salary paid by a member of the Affiliated Group during the twelve calendar months immediately preceding the Participant's Termination Date.

        "CEO" means the Chief Executive Officer of WellPoint or such person's delegate.

        "Code" means the Internal Revenue Code of 1986 as amended.

        "Committee" shall mean the Compensation Committee of the Board of Directors of WellPoint, whose membership shall be comprised solely of independent directors of WellPoint and to which the CEO shall report periodically regarding actions taken under this Plan.

        "Constructive Termination" means a change in the Participant's principal place of employment such that the Participant's one-way commute will be increased by more than 35 miles. However, a Constructive Termination will not be deemed to have occurred unless (i) within sixty (60) days of the occurrence that the Participant deems to be a Constructive Termination, the Participant notifies WellPoint in writing that he or she has experienced a Constructive Termination, which notice describes the event that the Participant believes constitutes a Constructive Termination, (ii) WellPoint has not, within fifteen (15) days of receipt of such notice, corrected the circumstance that would otherwise result in a Constructive Termination, and (iii) the Participant terminates his or her employment within ninety (90) days of such 15-day period.

        "Involuntary Termination" means actual termination of a Participant's employment with a member of the Affiliated Group initiated by one or more members of the Affiliated Group, other than (i) Termination for Cause, (ii) termination due to the Participant's total and permanent disability, as that term is defined in the WellPoint long-term disability plan in effect on the date in question, or (iii) termination due to the Participant's death. Involuntary Termination shall also mean the resignation by a Participant in lieu of discharge from employment by mutual agreement between such Participant and the member of the Affiliated Group.

        "Participant" means any person holding the title of Staff Vice President, Regional Vice President, Vice President or higher with WellPoint or any member of the Affiliated Group; provided, however, that it shall not include (i) any person covered by an employment agreement with any member of the Affiliated Group on his or Termination Date unless such person's employment agreement provides otherwise; and (ii) unless otherwise designated by the CEO, any other position (whether or not such position contains the phrase "Vice President") which is not considered to be an officer position of the Affiliated Group or is not entitled to participate in benefits generally reserved for officers of the Affiliated Group.

        "Service" means the number of years from a Participant's latest or adjusted hire date, whichever is longer. An adjusted hire date shall apply to any Participant who is reinstated with the Affiliated Group and who has had a break in service with the Affiliated Group of a duration of less than one year. Participants who have a break in service of one year or greater shall not accrue any service credit for the period prior to such break in service.

        "Termination Date" is the first date that a Participant is subject to a Constructive Termination or an Involuntary Termination.

        "Termination for Cause" means (i) a commission by a Participant of any act of fraud, embezzlement or dishonesty against any member of the Affiliated Group; (ii) the conviction of a Participant for any criminal offense involving fraud or dishonesty or any similar conduct that is injurious to the reputation of WellPoint or any member of the Affiliated Group; or (iii) willful engagement by a Participant in gross misconduct injurious to WellPoint or any member of the Affiliated Group.

ARTICLE II
ELIGIBILITY

        A Participant who is subject to a Constructive Termination or an Involuntary Termination from the Affiliated Group will be eligible for the Plan Benefits provided in Article III hereof (subject to the terms and conditions of this Plan).

ARTICLE III
PLAN BENEFITS

        3.1.    Basic Benefit.    (a) The Basic Benefit for each Participant will be as provided in the Schedule attached hereto applicable to such Participant based upon the Participant's position as of the Termination Date; provided, however, that in no event will the Basic Benefit be less than the lowest Basic Benefit for the highest position held by the Participant with a member of the Affiliated Group at any time during the 12 calendar months immediately preceding the Participant's Termination Date.

        (b)  For purposes of calculating the Basic Benefit, the term "Target Bonus" referred to in the applicable Schedule is an amount equal to (i) the target bonus percentage (if any) for the Participant for the fiscal year immediately preceding his or her Termination Date under WellPoint's then-applicable annual management incentive plan, or any other cash incentive plan maintained by a member of the Affiliated Group, multiplied by (ii) the Participant's Base Salary at the time of termination.

        3.2.    Other Benefits.    Each Participant shall receive health, vision, dental and life insurance benefits comparable (including the Participant responsibility for the employee contribution required at such time) to those generally provided to employees of WellPoint or its Affiliates until the earlier to occur of:

  (i)
  the Participant becoming eligible for such benefits under the health and welfare benefit plan or plans maintained by any successor employer of the Participant; and

  (ii)
  depending on the title of the Participant, the period set forth in the applicable Schedule attached hereto.

        In lieu of providing the benefits described in this Section 3.2, WellPoint may, in its discretion, elect to make cash payments to Participant in amounts sufficient, on an after-tax basis and after taking into account the employee contribution required at such time, for Participant to otherwise purchase such benefits.

        3.3.    Excess Parachute Payments.    If any Participant determines that (i) any benefit under this Plan, either alone or when aggregated with other compensation payable to such Participant, would subject such Participant to an excise tax under Section 4999 of the Code (relating to excess parachute payments) and (ii) the net amount that the Participant would realize from such payments on an after-tax basis would be greater if the benefit payable hereunder were limited, then the benefit payable hereunder shall be limited in the manner reasonably determined by such Participant to maximize such Participant's net payments received on an after tax basis, unless under a separate written agreement, plan or program, such Participant is entitled to an additional payment that, net of all taxes thereon, fully reimburses or "grosses up" the Participant for the amount of such excise tax.

        3.4.    Offset for Other Payments Received.    The Worker Adjustment and Retraining Notification Act (commonly known as the WARN Act) requires that advance notice of certain layoffs be given to employees. Other laws may impose similar notice requirements or require that pay in-lieu of notice, severance pay or similar benefits be paid. WellPoint and/or its Affiliates shall be entitled to deduct from any benefits otherwise payable to a Participant under this Plan any other amount that a member of the Affiliated Group is legally required to pay to the Participant under such laws plus any compensation and any benefits paid to the Participant following distribution of such a legally required notice to the Participant. Similarly, benefits paid under this Plan will be applied to satisfy any legal obligations that a member of the Affiliated Group may have under such laws or similar laws for which Plan benefits are paid.

        3.5.    Form of Payment.    The Basic Benefit will be paid to the Participant in a lump sum as soon as reasonably practicable after the later to occur of the Participant's Termination Date and WellPoint's receipt of an executed general release from the Participant provided pursuant to Section 3.10 hereof.

        3.6.    Withholding.    WellPoint and/or the appropriate member of the Affiliated Group may withhold taxes and other payroll deductions from Plan benefit payments.

        3.7.    Effect on Other Plans.    Payments under this Plan will not be treated as compensation for purposes of any other employee benefit plan, unless the other employee benefit plan expressly provides otherwise.

        3.8.    Coordination with Other Plans.    Any person otherwise eligible as a Participant under this Plan shall not be considered a Participant if such person is then covered under any other severance plan or arrangement maintained by a member of the Affiliated Group, under which benefits are payable as a result of Participant's Constructive Termination or Involuntary Termination (a "Severance Plan"), other than WellPoint's Officer Change-in-Control Plan. Such person shall only be considered a Participant hereunder upon receipt by the Company of a duly executed termination agreement, in a form acceptable to the Company, with respect to such person under such Severance Plan or Plans. In any event, any benefits otherwise payable to a Participant hereunder upon a Constructive Termination or Involuntary Termination shall be reduced on a dollar-for-dollar basis for any benefits received by the Participant from any other Severance Plan or Plans (whether maintained by the Company, any member of the Affiliated Group or any former or successor employers of the Participant), including WellPoint's Officer Change-in-Control Plan.

        3.9.    Effect of Divestitures or Other Significant Corporate Transactions.    A Participant shall not be deemed to have suffered a Constructive Termination or Involuntary Termination solely by virtue of the Company or any member of the Affiliated Group consummating a divestiture, sale or other similar transaction (whether by asset sale, stock sale or otherwise) (a "Divestiture") with respect to a member of the Affiliated Group or business unit or division (a "Transferred Unit") so long as the Participant shall continue in his or her employment with the Transferred Unit or shall be offered a position having a substantially similar title, responsibilities, compensation and benefits with the entity acquiring such Transferred Unit. Notwithstanding the foregoing, in the event that a Participant shall suffer an Involuntary Termination or Constructive Termination from the Transferred Unit within the time period after completion of the Divestiture specified in the applicable Schedule, such Participant shall be entitled to receive the benefits specified in Sections 3.1 and 3.3 hereof (subject to the terms and conditions of this Plan, including Sections 3.8 and 3.10 hereof).

        3.10.    Execution of General Release.    It shall be a condition to receipt of any benefit under this Plan that Participant shall have executed a general release of all claims that the Participant may have against WellPoint and all members of the Affiliated Group and their respective employees and agents. Such general release shall be in the form customarily used by WellPoint.

ARTICLE IV
MISCELLANEOUS

        4.1.    Assignment and Source.    Plan benefits are not assignable and will be paid when due from the general assets of WellPoint and/or from the general assets of an Affiliate controlled by WellPoint.

        4.2.    Compliance with Agreements.    Plan benefits are conditioned on an eligible Participant's compliance with any confidentiality agreement that the Participant has entered into with any member of the Affiliated Group.

        4.3.    Claims Procedure.    If a Participant believes that he or she is entitled to a benefit under this Plan or to a Plan benefit that is greater than the benefit which such person has received, the Participant may submit a signed, written application to the CEO within 60 days of the Participant's Termination Date. The Participant will generally be notified of the approval or denial of this application within 90 days of the date that the CEO receives the application. If the Participant is not so notified the Participant may, but need not, treat the claim as denied. If the Participant's claim is denied, the notification will state specific reasons for the denial and the Participant will have 60 days from the date of such notification to file a signed, written request for a review of the denial with the CEO. This request shall include the reasons the Participant is requesting a review, facts supporting the Participant's request and any other relevant comments. The CEO will generally make a final, written determination of the Participant's eligibility for Plan benefits within 60 days of receipt of the Participant's request for review.

        4.4.    Arbitration.    If a Participant is denied part or all of a Plan benefit pursuant to Section 4.3, the Participant's sole remedy will be to appeal the matter to an impartial arbitrator. Arbitration will be in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association (the "AAA") before an arbitrator who is familiar with employee benefit matters and who is licensed to practice law in the state in which the arbitration is convened (the "Arbitrator"). The Arbitrator will be selected by alternate striking from a list of eleven arbitrators drawn by the AAA from its panel of labor and employment arbitrators. The arbitration will take place in or near the city in which the Participant is or was last employed by WellPoint or an Affiliate controlled by WellPoint or in such other location as may be acceptable to both the Participant and WellPoint. The arbitrator will not be allowed to consider or include any claims of other Participants. The Arbitrator will have the exclusive authority to resolve any factual or legal claim relating to the Plan or relating to the interpretation, applicability or enforceability of this arbitration provision, including but not limited to, any claim that all or any part of this provision is void or voidable. The arbitration will be final and binding upon all parties. The costs of the Arbitration will be split equally between the parties to the arbitration.

        4.5.    Amendment or Termination of Plan.    The Committee shall have the authority to amend or terminate the Plan at any time; provided, however, that no termination of the Plan or amendment thereto that adversely affects the rights of Participants shall be effective sooner than the January 1 that next occurs after the first anniversary of the approval of such amendment or termination by the Committee.

        4.6.    No Right to Continued Employment.    This Plan does not provide a Participant with any right to continued employment with any member of the Affiliated Group or affect the right of any member of the Affiliated Group to terminate the services of any Participant at any time with or without cause or notice, subject to the terms of any written employment agreement executed by both parties thereto.

        4.7.    Governing Law.    This Plan is intended to be an unfunded welfare benefit plan for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Department of Labor Regulation 2520.104-24. To the extent applicable and not preempted by ERISA, the laws of the State of California will govern this Plan.

        4.8.    Effective Date.    This Plan as restated herein is effective on and after December 4, 2001.

WELLPOINT HEALTH NETWORKS INC.

BY:	/s/ LEONARD D. SCHAEFFER	DATE: December 4, 2001
LEONARD D. SCHAEFFER

Schedule of Benefits
Applicable To Executive Vice Presidents

Basic Benefit.    (Section 3.1)

        12 months Base Salary and 100% of Target Bonus (or, if greater, the time period and percentages set forth in any officer severance agreement in effect on October 27, 1998). Participants with over five years of Service will receive one additional week of salary continuation for each completed year of Service in excess of five years, up to a maximum of 13 additional weeks of salary continuation.

Other Benefits.    (Section 3.2)

        12 Months (or, if greater, the time period set forth in any officer severance agreement in effect on October 27, 1998)

Effective of Divestitures or Other Significant Corporate Transactions.    (Section 3.9)

        The period referred to in the final sentence of Section 3.9 shall be 12 months (or, if greater, the period referred to under "Other Benefits. (Section 3.2)" directly above).

Schedule of Benefits
Applicable To Senior Vice Presidents

Basic Benefit.    (Section 3.1)

        9 months Base Salary and 75% of Target Bonus. Participants with over five years of Service will receive one additional week of salary continuation for each completed year of Service in excess of five years, up to a maximum of 13 additional weeks of salary continuation.

Other Benefits.    (Section 3.2)

        9 Months

Effective of Divestitures or Other Significant Corporate Transactions.    (Section 3.9)

        The period referred to in the final sentence of Section 3.9 shall be 9 months.

Schedule of Benefits
Applicable To General Managers / Vice Presidents

Basic Benefit.    (Section 3.1)

        6 months Base Salary and 50% of Target Bonus. Participants with over five years of Service will receive one additional week of salary continuation for each completed year of Service in excess of five years, up to a maximum of 13 additional weeks of salary continuation.

Other Benefits.    (Section 3.2)

        6 Months

Effective of Divestitures or Other Significant Corporate Transactions.    (Section 3.9)

        The period referred to in the final sentence of Section 3.9 shall be 6 months.

Schedule of Benefits
Applicable to Staff Vice Presidents / Regional Vice Presidents

Basic Benefit.    (Section 3.1)

        3 months Base Salary. Participants with over five years of Service will receive one additional week of salary continuation for each completed year of Service in excess of five years, up to a maximum of 13 additional weeks of salary continuation.

Other Benefits.    (Section 3.2)

        3 Months

Effective of Divestitures or Other Significant Corporate Transactions.    (Section 3.9)

        The period referred to in the final sentence of Section 3.9 shall be 3 months.

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WELLPOINT HEALTH NETWORKS INC. OFFICER SEVERANCE PLAN (as adopted December 4, 2001)
ARTICLE I DEFINITIONS
ARTICLE II ELIGIBILITY
ARTICLE III PLAN BENEFITS
ARTICLE IV MISCELLANEOUS
Schedule of Benefits Applicable To Executive Vice Presidents
Schedule of Benefits Applicable To Senior Vice Presidents
Schedule of Benefits Applicable To General Managers / Vice Presidents
Schedule of Benefits Applicable to Staff Vice Presidents / Regional Vice Presidents